Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:  Immediately
Date:  February 26, 2010
Contact:  Clemente Teng
(818) 244-8080

Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2009 and
Increases its Quarterly Common Dividend by 18%

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter ended December 31, 2009.

Operating Results for the Three Months Ended December 31, 2009

Net income for the three months ended December 31, 2009 was $187.7 million compared to $162.0 million for the same period in 2008, representing an increase of $25.7 million.  This increase is primarily due to a $25.6 million aggregate reduction in depreciation and amortization and our equity share of depreciation expense, primarily due to reduced amortization of tenant intangible assets that were acquired in connection with the Shurgard Merger in 2006, offset partially by a $9.3 million reduction in net operating income with respect to our Same Store Facilities described below.

Revenues for the Same Store Facilities decreased 3.9% or $13.8 million in the quarter ended December 31, 2009 as compared to the same period in 2008, due to a 3.8% reduction in realized rent per occupied square foot, combined with a 0.5% reduction in average occupancies.  Cost of operations for the Same Store Facilities declined 4.4% or $4.5 million in the quarter ended December 31, 2009 as compared to the same period in 2008.  Net operating income for our Same Store Facilities decreased 3.7% or $9.3 million in the quarter ended December 31, 2009 as compared to the same period in 2008.

For the three months ended December 31, 2009, net income allocable to our common shareholders was $117.5 million or $0.70 per common share on a diluted basis compared to $121.5 million or $0.72 per common share for the same period in 2008, representing a decrease of $4.0 million or $0.02 per common share on a diluted basis.  This decrease is primarily due to a $33.9 million reduction in earnings allocated to our preferred shareholders in the quarter ended December 31, 2008 associated with the repurchase of preferred securities, offset partially by the net impact of the factors described above.

Operating Results for the Year Ended December 31, 2009

Net income for the year ended December 31, 2009 was $790.5 million compared to $973.9 million for the same period in 2008, representing a decrease of $183.4 million.  This decrease is primarily due to (i) a gain of $344.7 million in the year ended December 31, 2008 related to our disposition of an interest in Shurgard Europe, (ii) a $37.9 million reduction in net operating income with respect to our Same Store Facilities described below, and (iii) an impairment charge included in discontinued operations with respect to intangible assets totaling $8.2 million in the year ended December 31, 2009, partially offset by (iv) a $49.9 million reduction in depreciation and amortization related to our domestic assets, primarily representing reduced intangible amortization, (v) a foreign exchange gain of $9.7 million during the year ended December 31, 2009 as compared to a loss of $25.4 million during the same period in 2008, (vi) a gain on disposition of $30.3 million related to an equity offering by PSB described below, and (vii) a reduction in general and administrative expenses due to $27.9 million in incentive compensation incurred in the year ended December 31, 2008 related to our disposition of an interest in Shurgard Europe.

Revenues for the Same Store Facilities decreased 3.2% or $46.1 million in the year ended December 31, 2009 as compared to the same period in 2008, due to a 2.8% reduction in realized rent per occupied square foot, combined with a 0.9% reduction in average occupancies.  Cost of operations for the Same Store Facilities decreased 1.8% or $8.2 million in the year ended December 31, 2009 as compared to the same period in 2008.  Net operating income for our Same Store Facilities decreased 3.9% or $37.9 million for the year ended December 31, 2009 as compared to the same period in 2008.

For the year ended December 31, 2009, net income allocable to our common shareholders was $586.0 million or $3.47 per common share on a diluted basis compared to $705.8 million or $4.18 per common share for the same period in 2008, representing a decrease of $119.8 million or $0.71 per common share on a diluted basis.  These decreases are primarily due to the net impact of the factors described above, offset by a $44.4 million reduction in earnings allocated to our preferred unitholders and preferred shareholders in the year ended December 31, 2009 as compared to the same period in 2008 associated with the redemption of preferred securities occurring in both periods.

Funds from Operations

For the three months ended December 31, 2009, funds from operations (“FFO”) was $1.27 per common share as compared to $1.48 per common share for the same period in 2008, representing a decrease of $0.21 per common share.

For the three months ended December 31, 2009, FFO was impacted by a foreign currency exchange loss totaling $10.2 million as compared to an exchange loss of $13.2 million for the same period in 2008.

FFO for the three months ended December 31, 2008  was also impacted by (i) changes in accounting estimates with respect to our tenant insurance operations reflecting an increase in ancillary cost of operations totaling $1.2 million, (ii) write-offs of development costs for cancelled projects included in general and administrative expense totaling $1.5 million, along with our equity share of Shurgard Europe’s development cost write-offs totaling $1.2 million, and (iii) a reduction in the allocation of net income to our preferred shareholders pursuant to the aforementioned preferred share repurchases, combined with our equity share of PSB’s preferred stock repurchases, aggregating $35.8 million.

For the year ended December 31, 2009, FFO was $5.61 per common share on a diluted basis as compared to $5.05 per common share for the same period in 2008, representing an increase of $0.56 per share.

For the year ended December 31, 2009, FFO has been impacted by (i) a foreign currency exchange gain totaling $9.7 million as compared to a loss of $25.4 million for the same period in 2008, (ii) changes in accounting estimates with respect to our tenant insurance operations reflected as a reduction in ancillary cost of operations totaling $2.0 million ($5.8 million for the same period in 2008), (iii) an impairment charge with respect to an intangible asset resulting from an eminent domain proceeding totaling

$8.2 million, (iv) costs incurred to terminate and wind down our truck rental operations of $3.5 million, (v) a $78.2 million reduction in the allocation of net income to our preferred shareholders and unitholders pursuant to the repurchase of our preferred securities, and our pro-rata share ($16.3 million) of PSB’s earnings from preferred securities repurchases which is included in equity in earnings, and (vi) a gain on the early retirement of debt totaling $4.1 million.

FFO for the year ended December 31, 2008 was also impacted by (i) a loss with respect to damage to our facilities, and tenant insurance claims expense, caused by Hurricane Ike aggregating $1.1 million, (ii) write-offs of development costs for cancelled projects included in general and administrative expense totaling $1.5 million, along with our equity share of Shurgard Europe’s development cost write-offs totaling $1.2 million, (iii) a reduction in the allocation of net income to our preferred shareholders combined with our equity share of PSB’s preferred stock repurchases, aggregating $35.8 million, and (iv) incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $27.9 million.

The following table provides a summary of the impact of these items that occurred during the three months and years ended

December 31, 2009 and 2008:

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Percentage Change	2009	2008	Percentage Change
FFO per common share prior to adjustments for the following items	$1.33	$1.38	(3.6)%	$5.03	$5.16	(2.5)%

Foreign currency exchange gain (loss)	(0.06)	(0.08)		0.06	(0.15)
Change in accounting estimate – ancillary operations.	-	(0.01)		0.01	0.03
Impairment charge on intangible asset resulting from an eminent domain proceeding	-	-		(0.05)	-
Casualty loss and tenant insurance loss associated with Hurricane Ike	-	-		-	(0.01)
Costs incurred to terminate truck rental operations	-	-		(0.02)	-
Cancellation of development projects	-	(0.02)		-	(0.02)
Increased income allocated to common shareholders, and from preferred equity shareholders, pursuant to preferred repurchases, including our equity share from PSB	-	0.21		0.56	0.21
Gain on early retirement of debt	-	-		0.02	-
Incremental incentive compensation incurred in connection with the disposition of an interest in Shurgard Europe	-	-		-	(0.17)

FFO per common share, as reported	$1.27	$1.48	(14.2)%	$5.61	$5.05	11.1%

Property Operations – Same Store Facilities

The Same Store group of facilities represents those 1,899 facilities that we have owned, and have been operated on a stabilized basis, since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009.  The following table summarizes the historical operating results of these 1,899 facilities (117.5 million net rentable square feet) that represent approximately 93% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2009.

Selected Operating Data for the Same Store Facilities (1,899 Facilities):	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Percentage Change	2009	2008	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$327,401	$342,028	(4.3)%	$1,324,747	$1,375,484	(3.7)%
Late charges and admin fees collected (a)	15,969	15,174	5.2%	64,768	60,146	7.7%
Total revenues (b)	343,370	357,202	(3.9)%	1,389,515	1,435,630	(3.2)%

Cost of operations:
Property taxes	28,218	28,159	0.2%	139,776	135,825	2.9%
Direct property payroll	23,242	23,735	(2.1)%	94,262	94,303	0.0%
Media advertising	983	922	6.6%	19,795	19,853	(0.3)%
Other advertising and promotion	4,556	4,137	10.1%	20,079	18,235	10.1%
Utilities	7,904	8,376	(5.6)%	34,636	36,411	(4.9)%
Repairs and maintenance	9,489	10,854	(12.6)%	38,356	42,696	(10.2)%
Telephone reservation center	2,539	2,956	(14.1)%	11,040	12,580	(12.2)%
Property insurance	2,257	2,625	(14.0)%	9,761	11,391	(14.3)%
Other costs of management	20,706	22,678	(8.7)%	86,908	91,502	(5.0)%
Total cost of operations (b)	99,894	104,442	(4.4)%	454,613	462,796	(1.8)%

Net operating income	$243,476	$252,760	(3.7)%	$934,902	$972,834	(3.9)%

Gross margin	70.9%	70.8%	0.1%	67.3%	67.8%	(0.7)%
Weighted average for the period:
Square foot occupancy (c)	87.4%	87.8%	(0.5)%	88.7%	89.5%	(0.9)%
Realized annual rent per occupied square foot (d)(e)	$12.76	$13.27	(3.8)%	$12.71	$13.08	(2.8)%
REVPAF (f)(e)	$11.15	$11.65	(4.3)%	$11.28	$11.71	(3.7)%

Weighted average December 31:
Square foot occupancy				87.1%	87.1%	-
In place annual rent per occupied square foot (g)				$13.46	$14.02	(4.0)%
Total net rentable square feet (in thousands)				117,462	117,462	-

a)	Late charges and administrative fees have increased primarily due to increases in the related fee rates rather than any increase in tenant delinquency.

b)
See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses.  Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income (which excludes late charges and administrative fees) by the weighted average occupied square feet for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

e)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF. Exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency and the associated fee rates, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

f)
Realized annual rent per available foot or “REVPAF” is computed by dividing rental income (which excludes late charges and administrative fees) by the total available net rentable square feet for the period.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Total

Total revenues (in 000’s):
2009	$347,185	$346,839	$352,121	$343,370	$1,389,515
2008	$349,991	$359,461	$368,976	$357,202	$1,435,630

Total cost of operations (in 000’s):
2009	$125,007	$116,426	$113,286	$99,894	$454,613
2008	$123,856	$120,526	$113,972	$104,442	$462,796

Property taxes (in 000’s):
2009	$37,762	$36,659	$37,137	$28,218	$139,776
2008	$36,349	$35,156	$36,161	$28,159	$135,825

Media advertising (in 000’s):
2009	$8,158	$7,224	$3,430	$983	$19,795
2008	$6,947	$9,836	$2,148	$922	$19,853

Other advertising and promotion (in 000’s):
2009	$4,614	$5,967	$4,942	$4,556	$20,079
2008	$4,426	$5,027	$4,645	$4,137	$18,235

REVPAF:
2009	$11.29	$11.27	$11.41	$11.15	$11.28
2008	$11.43	$11.74	$12.03	$11.65	$11.71

Weighted average realized annual rent per occupied square foot for the period:
2009	$12.84	$12.52	$12.73	$12.76	$12.71
2008	$12.87	$12.90	$13.29	$13.27	$13.08

Weighted average square foot occupancy levels for the period:
2009	87.9%	90.0%	89.6%	87.4%	88.7%
2008	88.8%	91.0%	90.5%	87.8%	89.5%

Shurgard Europe

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe’s operations.  We own the remaining 49% interest and we are the managing member of the joint venture that owns Shurgard Europe’s operations.  As a result of this transaction, we began accounting for our investment in Shurgard Europe under the equity method effective March 31, 2008.

At December 31, 2009 Shurgard Europe has an interest in 187 facilities (10 million net rentable square feet) located in seven Western European countries.  Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.

The two joint ventures collectively had approximately €224 million ($321 million) of outstanding debt at December 31, 2009.  The loans are payable to various banks and are non-recourse to Shurgard Europe.  One of the JV loans, totaling €107 million ($153 million), is due May 2011 and the other JV loan, totaling €117 million ($168 million), is due July 2010.

Effective October 31, 2009, we extended the maturity date to March 31, 2013 for our existing €391.9 million ($561.7 million at December 31, 2009) loan to Shurgard Europe.  Under the terms of the extension, the existing 7.5% rate of interest increased to 9.0% per annum (effective November 1, 2009).  All other material terms and covenants remain the same.  The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.

Our existing commitment to provide up to €185 million to fund the acquisition of Shurgard Europe’s partner’s interest in the joint ventures, and/or repay Shurgard Europe’s pro rata share of the joint ventures’ debt, remains in place until March 31, 2010.  Acquisitions of the joint venture partner’s interests are subject to our approval, and Shurgard Europe’s pro rata share of the aggregate joint venture debt is approximately €45 million.

In December 2009, Shurgard Europe acquired a property in Central London with 15,445 net rentable square feet for approximately $5.0 million and assumed liabilities.

Liquidity Position

At December 31, 2009, we had approximately $764 million of unrestricted cash and have access to an additional

$300 million through our line of credit.  The line of credit expires March 27, 2012.  We have no significant capital commitments at December 31, 2009, other than outstanding debt maturities and the aggregate redemption amount for our Equity Shares, Series A, discussed below.

At December 31, 2009, outstanding debt totaled $519 million.  We have no significant debt maturities until 2011 ($131 million of maturities) and 2013 ($251 million of maturities).

Our retained operating cash flow continues to provide a significant source of capital to fund our activities.  During the year ended December 31, 2009, our funds from operations available to distribute to common shareholders (“FAD”) exceeded our regular common distributions by approximately $430 million.  Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

Distributions Declared

On February 26, 2010, our Board of Trustees declared a regular common dividend of $0.65 per common share, representing an increase of $0.10 per share (an 18% increase) from the previous quarter’s distribution. Our consistent, long-term dividend policy has been to distribute only our taxable income.  Taxable income attributable to our common shareholders has increased due to recent purchases of preferred securities and equity stock, as well as reduced property depreciation, offset in part by declines in operating income.  Future changes in our dividend will be impacted by these same factors, as well as property acquisitions.

The Board also declared a dividend of $0.6125 per share on the Equity Shares, Series A and dividends with respect to our various series of preferred shares.  All the dividends are payable on March 31, 2010 to shareholders of record as of March 15, 2010.

Redemption of Equity Shares, Series A

We are calling for redemption all outstanding depositary shares, each representing 1/1,000 of an Equity Share, Series A (NYSE:PSA.A) on April 15, 2010 at $24.50 per share. The aggregate redemption amount to be paid to all holders of the depositary shares is approximately $205 million.

Fourth Quarter Conference Call

A conference call is scheduled for Monday, March 1, 2010, at 10:00 a.m. (PST) to discuss the fourth quarter ended December 31, 2009 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 51455597).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations” (conference ID number 51455597).  A replay of the conference call may be accessed through March 15, 2010 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations.” All forms of replay utilize conference ID number 51455597.

About Public Storage

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities.  The Company’s headquarters are located in Glendale, California.  At December 31, 2009, the Company had interests in 2,010 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks (NYSE:PSB) which owned and operated approximately 19.6 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at December 31, 2009.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, to be filed on or before March 1, 2010, our Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in filling up our newly-developed facilities;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED FINANCIAL DATA (Unaudited)

Comparisons of our revenues and expenses for the year ended December 31, 2009 to the same period in 2008 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe as of that date.

On January 1, 2009, accounting standards promulgated by the FASB became effective which affected the classification of ownership interests other than those of the Company, such as limited partnership interests in entities that are consolidated in the financial statements of the Company.  As a result, we have reclassified these equity interests previously referred to as minority interests on our balance sheet at December 31, 2008 to “permanent noncontrolling interests in subsidiaries” or “redeemable noncontrolling interests in subsidiaries.” The nature of these adjustments is described more fully in Note 2 to our December 31, 2009 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009, to be filed on or before March 1, 2010.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Amounts in thousands, except per share amounts)
Revenues:
Self-storage	$369,216	$381,236	$1,490,292	$1,579,017
Ancillary operations (a)	25,856	24,728	107,597	108,421
Interest and other income (b)	7,807	10,812	29,813	36,155
	402,879	416,776	1,627,702	1,723,593
Expenses:
Cost of operations:
Self-storage	107,715	112,732	486,928	519,090
Ancillary operations (a) (c)	8,491	9,404	36,011	36,528
Depreciation and amortization (d)	85,563	103,828	340,233	411,981
General and administrative (e)	9,203	5,841	35,735	62,809
Interest expense	7,211	8,757	29,916	43,944
	218,183	240,562	928,823	1,074,352
Income from continuing operations before equity in earnings of real estate entities, gain (loss) on disposition of real estate investments, net, gain on early retirement of debt, foreign currency exchange gain (loss) and casualty loss	184,696	176,214	698,879	649,241
Equity in earnings of real estate entities (b) (f)	14,211	6,712	53,244	20,391
Gain (loss) on disposition of real estate investments, net (i)	131	(6,252)	33,426	336,545
Gain on early retirement of debt	-	-	4,114	-
Foreign currency exchange gain (loss) (g)	(10,239)	(13,159)	9,662	(25,362)
Casualty loss	-	-	-	(525)
Income from continuing operations	188,799	163,515	799,325	980,290
Discontinued operations (a)	(1,110)	(1,481)	(8,869)	(6,418)
Net income	187,689	162,034	790,456	973,872
Net income allocable (to) from noncontrolling interests in subsidiaries:
Preferred unitholders based upon distributions paid	(1,812)	(5,403)	(9,455)	(21,612)
Preferred unitholders based upon repurchases (h)	-	-	72,000	-
Other noncontrolling interests in subsidiaries	(4,739)	(4,941)	(18,380)	(17,084)
Net income allocable to Public Storage Shareholders	$181,138	$151,690	$834,621	$935,176
Allocation of net income to Public Storage Shareholders:
Preferred shareholders based on distributions paid	$58,107	$58,722	$232,431	$239,721
Preferred shareholders based on repurchases (h)	-	(33,851)	(6,218)	(33,851)
Equity Shares, Series A	5,131	5,131	20,524	21,199
Restricted share units	409	150	1,918	2,304
Common shareholders	117,491	121,538	585,966	705,803
	$181,138	$151,690	$834,621	$935,176
Per common share:
Net income per share – Basic	$0.70	$0.72	$3.48	$4.19
Net income per share – Diluted	$0.70	$0.72	$3.47	$4.18
Weighted average common shares – Basic	168,398	168,254	168,358	168,250
Weighted average common shares – Diluted	169,027	168,679	168,768	168,675

(a)
During 2009, we discontinued the containerized storage and truck rental operations as well as a self-storage facility that is expected to be disposed of pursuant to a condemnation proceeding within the next year.  As a result, the historical operations from these activities have been reclassified for all periods presented from ancillary or self-storage operations to discontinued operations.  Included in discontinued operations for the year ended December 31, 2009 is an $8.2 million impairment charge with respect to intangible self-storage assets, gains on disposition of storage facilities of approximately $6.0 million, as well as $3.5 million in costs associated with the disposal of trucks.

(b)
Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting.  In addition to our 49% pro-rata share of the net loss of Shurgard Europe, our equity in earnings of Shurgard Europe includes our 49% pro-rata share of the interest income on the €391.9 million note due from Shurgard Europe as well as trademark license fees received from Shurgard Europe for the respective periods after March 31, 2008.  Interest and other income includes 51% of the interest income and trademark license fees received from Shurgard Europe for the respective periods after March 31, 2008.

(c)
Due to changes in accounting estimates, ancillary cost of operations reflects an increase of $1.2 million for the three months ended December 31, 2008,  and reductions of $2.0 million and $5.8 million for the years ended December 31, 2009 and 2008, respectively.

(d)
Depreciation and amortization expense for the three months and year ended December 31, 2009 decreased when compared to the same periods in 2008 primarily due to reductions in amortization expense related to domestic intangible assets obtained in the Shurgard Merger, as well as to the deconsolidation of Shurgard Europe on March 31, 2008.

(e)
For the year ended December 31, 2008, general and administrative expense includes additional incentive compensation totaling $27.9 million associated with the disposition of an interest in Shurgard Europe.

(f)
Equity in earnings for the years ended December 31, 2009 and 2008 includes $16.3 million and $1.9 million, respectively, in additional equity income related to PSB’s repurchases of its preferred securities.

(g)
Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe which is denominated in Euros. When converting the Euro denominated loan to U.S. Dollars, exchange gains or losses arise due to fluctuation in the exchange rates between the value of the U.S. Dollar and the Euro.

(h)
During 2008 and 2009, we repurchased various series of our preferred shares and units for amounts that were lower than the original issue proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders.  For the year ended December 31, 2009, this allocation totaled $78.2 million and for each of the three months and year ended December 31, 2008, the allocation totaled $33.9 million.

(i)
In applying FASB ASC Topic 323, "Investments – Equity Method and Joint Ventures" we recognized a $30.3 million gain associated with PSB’s common equity issuance during the year ended December 31, 2009. Gain on disposition of real estate investments for the year ended December 31, 2008 includes a $344.7 million gain on our disposition of a 51% interest in Shurgard Europe, as well as a $9.3 million loss upon disposition of an equity investment recorded in the quarter ended December 31, 2008.

PUBLIC STORAGE SELECTED FINANCIAL DATA
	December 31, 2009	December 31, 2008
	(Amounts in thousands, except share and per share data)
ASSETS	(Unaudited)
Cash and cash equivalents	$763,789	$680,701
Operating real estate facilities:
Land and buildings, at cost	10,292,955	10,207,022
Accumulated depreciation	(2,734,449)	(2,405,473)
	7,558,506	7,801,549
Construction in process	3,527	20,340
	7,562,033	7,821,889

Investment in real estate entities	612,316	544,598
Goodwill	174,634	174,634
Intangible assets, net	38,270	52,005
Loan receivable from Shurgard Europe	561,703	552,361
Other assets	92,900	109,857
Total assets	$9,805,645	$9,936,045
LIABILITIES AND EQUITY
Notes payable	$518,889	$643,811
Accrued and other liabilities	212,253	212,353
Total liabilities	731,142	856,164

Redeemable noncontrolling interests in subsidiaries	13,122	12,777

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 886,140 shares issued (in series) and outstanding (887,122 at December 31, 2008), at liquidation preference	3,399,777	3,424,327
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 168,405,539 shares issued and outstanding (168,279,732 at December 31, 2008)	16,842	16,829
Equity Shares of beneficial interest, Series A, $0.01 par value, 100,000,000 shares authorized, 8,377.193 shares issued and outstanding	-	-
Paid-in capital	5,680,549	5,590,093
Accumulated deficit	(153,759)	(290,323)
Accumulated other comprehensive loss	(15,002)	(31,931)
Total Public Storage shareholders’ equity	8,928,407	8,708,995
Equity of permanent noncontrolling interests in subsidiaries:
Preferred partnership units	100,000	325,000
Other interests	32,974	33,109
Total equity	9,061,381	9,067,104
Total liabilities and equity	$9,805,645	$9,936,045

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store properties represent those 94 facilities that they have owned and have been operated on a stabilized basis since January 1, 2007 and therefore provide meaningful comparisons for 2007, 2008, and 2009.  The following table reflects the operating results of these 94 facilities.  As described more fully in “Shurgard Europe” above, we deconsolidated Shurgard Europe as of March 31, 2008.

	Three Months Ended December 31,			Year Ended December 31,
Selected Operating Data for the 94 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2007: (unaudited)	2009	2008 (a)	Percentage Change	2009	2008 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$31,048	$31,681	(2.0)%	$115,785	$120,030	(3.5)%
Late charges and admin fees collected	492	483	1.9%	1,892	2,018	(6.2)%
Total revenues	31,540	32,164	(1.9)%	117,677	122,048	(3.6)%

Cost of operations:
Property taxes	1,266	1,433	(11.7)%	5,661	5,659	0.0%
Direct property payroll	3,659	3,771	(3.0)%	13,767	13,852	(0.6)%
Advertising and promotion	591	866	(31.8)%	4,662	3,579	30.3%
Utilities	714	770	(7.3)%	2,849	2,846	0.1%
Repairs and maintenance	791	1,026	(22.9)%	3,157	3,353	(5.8)%
Property insurance	195	203	(3.9)%	711	760	(6.4)%
Other costs of management	4,724	4,486	5.3%	16,902	16,490	2.5%
Total cost of operations	11,940	12,555	(4.9)%	47,709	46,539	2.5%

Net operating income	$19,600	$19,609	0.0%	$69,968	$75,509	(7.3)%

Gross margin	62.1%	61.0%	1.8%	59.5%	61.9%	(3.9)%
Weighted average for the period:
Square foot occupancy (b)	86.7%	86.4%	0.3%	86.1%	86.9%	(0.9)%
Realized annual rent per occupied square foot (c)(d)	$27.76	$28.42	(2.3)%	$26.06	$26.77	(2.7)%
REVPAF (d)(e)	$24.07	$24.56	(2.0)%	$22.44	$23.26	(3.5)%

Weighted average at December 31:
Square foot occupancy				85.7%	84.7%	1.2%
In place annual rent per occupied square foot (f)				$30.03	$30.32	(1.0)%
Total net rentable square feet (in thousands)				5,160	5,160	-
Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.476	1.476	-	1.393	1.393	-
Actual historical exchange rates	1.476	1.316	12.2%	1.393	1.470	(5.2)%

(a)
In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.   The amounts for the three months and year ended December 31, 2008 have been restated using the actual exchange rate for the same periods in 2009.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income before late charges and administrative fees by the weighted average occupied square feet for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(d)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF.  Exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(e)	Realized annual rent per available foot or “REVPAF” is computed by dividing rental income before late charges and admin fees by the total available net rentable square feet for the period.

(f)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations
(Unaudited)

Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. The following table reconciles from net income to Funds from Operations, and sets forth the computation of Funds from Operations per share:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$187,689	$162,034	$790,456	$973,872
Add back – depreciation and amortization	85,563	103,828	340,233	411,981
Add back – depreciation and amortization included in Discontinued Operations	456	462	1,894	2,220
Eliminate – depreciation with respect to non-real estate assets	(10)	(62)	(160)	(253)
Eliminate – (gain)/loss on disposition of real estate investments	(131)	6,252	(33,426)	(336,545)
Eliminate – equity share of PSB’s real estate gain	-	-	(675)	-
Eliminate – gain on sale of real estate included in Discontinued Operations	-	-	(6,018)	-
Add back – Depreciation from unconsolidated real estate investments	11,442	18,727	62,471	74,918
Consolidated FFO allocable to our equity holders	285,009	291,241	1,154,775	1,126,193
Less: allocations of FFO (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,812)	(5,403)	(9,455)	(21,612)
Preferred unitholders, based upon repurchases	-	-	72,000	-
Other noncontrolling equity interests in subsidiaries	(5,214)	(5,114)	(20,231)	(21,904)
Consolidated FFO allocable to Public Storage shareholders	277,983	280,724	1,197,089	1,082,677
Less: allocations of FFO (to) from:
Preferred shareholders, based on distributions paid	(58,107)	(58,722)	(232,431)	(239,721)
Preferred shareholders, based on repurchases	-	33,851	6,218	33,851
Restricted share unit holders	(768)	(1,063)	(3,285)	(3,263)
Equity Shares, Series A	(5,131)	(5,131)	(20,524)	(21,199)
Remaining FFO allocable to Common Shares	$213,977	$249,659	$947,067	$852,345

Weighted average shares:
Regular common shares	168,398	168,254	168,358	168,250
Weighted average share options outstanding using treasury method	629	425	410	425
Weighted average common shares for purposes of computing fully-diluted FFO per common share	169,027	168,679	168,768	168,675
FFO per diluted common share	$1.27	$1.48	$5.61	$5.05

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution
(Unaudited)

Funds available for distribution (“FAD”) represents FFO, (i) adding back impairment charges with respect to real estate assets, (ii) adding back the non-cash portion of share-based compensation expense, (iii) eliminating non-cash allocations to or from preferred equity holders, (iv) deducting capital expenditures to maintain our facilities and (v) eliminating gains and losses on foreign exchange. The distribution payout ratio is computed by dividing the distribution paid to common shareholders, by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs. The following table reconciles from FFO to FAD, and sets forth the computation of our distribution payout ratio:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares	$213,977	$249,659	$947,067	$852,345
Add: Non-cash share-based compensation expense	3,338	2,828	12,791	12,591
Eliminate: Non-cash foreign currency exchange (gain) loss	10,239	13,159	(9,662)	25,362
Eliminate: Non-cash intangible impairment charge included in discontinued operations	-	-	8,205	-
Less: Allocation of FFO from preferred unitholders and preferred shareholders based upon repurchases, including our equity share of PSB’s repurchase activities	-	(35,774)	(94,502)	(35,774)
Less: Aggregate capital expenditures	(9,903)	(3,682)	(62,352)	(76,311)

Funds available for distribution (“FAD”)	$217,651	$226,190	$801,547	$778,213

Distribution to common shareholders:
Regular	$92,620	$92,550	$370,404	$369,865
Special (a)	-	100,958	-	100,958

Total distribution to common shareholders	$92,620	$193,508	$370,404	$470,823
Distribution payout ratio	42.6%	85.6%	46.2%	60.5%
Distribution payout ratio (on regular dividends only) (b)	42.6%	40.9%	46.2%	47.5%

a)	A special dividend of $0.60 per common share was paid on December 30, 2008. This payout was primarily due to the gain on the sale of a 51% interest in Shurgard Europe.

b)
Supplemental payout ratio, excluding the impact of the special dividend, which was primarily due to the gain on the sale of a 51% interest in Shurgard Europe.  This supplemental measure is presented to portray ongoing dividends, excluding the dividend due to the gain on sale of Shurgard, because FAD excludes the gain on sale of an interest in Shurgard Europe.

PUBLIC STORAGE SELECTED FINANCIAL DATA Reconciliation of Same Store Data to Consolidated Data of the Company (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Amounts in thousands)
Revenues for:
Same Store facilities	$343,370	$357,202	$1,389,515	$1,435,630
Other domestic facilities (a)	25,846	24,034	100,777	88,665
Shurgard Europe’s facilities, which were deconsolidated March 31, 2008	-	-	-	54,722

Self-storage revenues (b)	$369,216	$381,236	$1,490,292	$1,579,017
Self-storage cost of operations for:
Same Store facilities	$99,894	$104,442	$454,613	$462,796
Other facilities (a)	7,821	8,290	32,315	31,640
Shurgard Europe’s facilities, which were deconsolidated March 31, 2008	-	-	-	24,654

Self-storage cost of operations (b)	$107,715	$112,732	$486,928	$519,090
Net operating income for:
Same Store facilities	$243,476	$252,760	$934,902	$972,834
Other facilities (a)	18,025	15,744	68,462	57,025
Shurgard Europe’s facilities, which were deconsolidated March 31, 2008	-	-	-	30,068

Consolidated net operating income (c)	261,501	268,504	1,003,364	1,059,927
Ancillary revenues	25,856	24,728	107,597	108,421
Interest and other income	7,807	10,812	29,813	36,155
Ancillary cost of operations	(8,491)	(9,404)	(36,011)	(36,528)
Depreciation and amortization	(85,563)	(103,828)	(340,233)	(411,981)
General and administrative expense	(9,203)	(5,841)	(35,735)	(62,809)
Interest expense	(7,211)	(8,757)	(29,916)	(43,944)
Equity in earnings of real estate entities	14,211	6,712	53,244	20,391
Gain (loss) on disposition of real estate investments, net	131	(6,252)	33,426	336,545
Gain on early retirement of debt	-	-	4,114	-
Foreign currency exchange gain (loss)	(10,239)	(13,159)	9,662	(25,362)
Casualty loss	-	-	-	(525)
Discontinued operations	(1,110)	(1,481)	(8,869)	(6,418)
Consolidated net income of the Company	$187,689	$162,034	$790,456	$973,872

(a)	We consolidate the operating results of additional self-storage facilities that are not Same Store Facilities.

(b)	Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.